Exhibit 5.1
IN-HOUSE LEGAL SERVICES, PLLC
281 Independence Blvd., Suite 440
Virginia Beach, Va. 23462
July 15, 2011
Premier Exhibitions, Inc.
3340 Peachtree Road, NE, Suite 900
Atlanta, Georgia 30326
Ladies and Gentlemen:
     We have acted a counsel to Premier Exhibitions, Inc., a Florida corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 under the Securities Act of 1933, as amended (such Registration Statement, as it may be amended from time to time, is referred to herein as the “Registration Statement”) with respect to the registration with the Securities and Exchange Commission (the “Commission”) of the resale of 5,298,330 shares of the Common Stock of the Company, par value $.0001 per share (the “Common Stock”) by a certain selling shareholder pursuant to the prospectus contained as part of the Registration Statement. The Common Stock may be issued from time to time pursuant to a Purchase Agreement dated May 20, 2011, by and between the Company and the selling stockholder (the “Agreement”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including the Company’s Amended Certificate of Incorporation, its Bylaws and the Agreement. As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon representations of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We have also relied, without investigation, upon certificates and other documents from public officials.
     Our opinion set forth below is limited to the corporate laws of the State of Florida.
     On the basis of the foregoing, and in reliance thereon, we are of the opinion that if, as, and when the Common Stock is issued and delivered by the Company in accordance with the terms of the Agreement, including, without limitation, the payment in full of applicable consideration, the shares will be validly issued, fully paid, and nonassessable.
     This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact that may affect the continued correctness of our opinion as of a later date.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement.

Very truly yours,

IN HOUSE LEGAL SERVICES, PLLC

By:	/s/ Tina P. Bingham

Tina P. Bingham